W. Scott Lawler

Corporate/Securities Attorney

WSL@BoothUdall.com

Exhibit 12

October 28, 2016

Board of Directors

YILOLIFE INC.

Dear Board Members:

I have acted as special counsel to YiLoLife, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission,  under the Securities Act of 1933, as amended of the Company’s Offering Statement on Form 1-A (the “Offering Statement”).   The Offering Statement has been prepared by the Company and was filed with the Securities and Exchange Commission on or about July 6, 2016. The Company has asked me to opine on the legality of the sale of 5,000,000 shares of Class A common stock, $0.00 0 1 par value per share pursuant to the Offering Statement. This opinion shall be filed with the Offering Statement.

The Offering Statement covers 5,000,000 shares of the Company’s Class A Common Stock (the "Shares"). The Shares are to be offered to the public by the Company without the use of any underwriters, at a fixed price of $3.28 per share.

In connection with rendering this opinion I have examined copies of the Offering Statement and all exhibits thereto as well as the amendments to the Offering Statement. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares and related matters, and (iii) the form of Subscription Agreement and such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Offering Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

1255 W. Rio Salado Pkwy., Ste. 215 Tempe, AZ 85281 P: 480.830.2700	Booth Udall Fuller, PLC www.BoothUdall.com	3000 South 31st Street, Ste. 100 Temple, TX 76502 P: 254.870.5606

1

YiLoLife Inc. Page 2 of 2

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that when issued and sold by the Company against payment therefore pursuant to the terms of the Subscription Agreement, the Shares will be legally issued, fully paid and non-assessable.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the General Corporate Law of the State of Delaware, as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion has been prepared in connection with the Offering Statement. I hereby consent to the inclusion of this opinion as an exhibit to the Offering Statement.

Sincerely,

/s/ W. SCOTT LAWLER

W. Scott Lawler, Esq.

2